UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)   July 14, 2014

AnythingIT, Inc.
(Exact name of registrant as specified in its charter)

Delaware	0-54540	22-3767312
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

17-09 Zink Place, Unit 1, Fair Lawn, NJ	07410
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code   (877) 766-3050

not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On July 8, 2014, AnythingIT, Inc. entered into a Securities Purchase Agreement (the “LG Agreement”) with LG Capital Funding, LLC (“LG”) under which we agreed to issue two 8% convertible redeemable notes in the principal amount of $105,000 each for an aggregate principal amount of $210,000 (each a "LG Note") in exchange for (i) $105,000 in cash for the first LG Note; and (ii) for the second LG Note, a $105,000 promissory note issued by LG to us (the "LG Payment Note") due May 8, 2015 (contingent on our continuing to meet current information requirements of Rule 144 under the Securities Act), bearing interest at the rate of 8% per annum and secured by a pledge of the first LG Note; provided, however, that LG may substitute other collateral with equivalent appraised value upon three days prior written notice if we do not object. The transaction closed on July 11, 2014.  We paid legal fees of $5,000 on the first LG Note and are using the net proceeds for working capital.

The LG Notes are due and payable on July 8, 2015, with interest payable in shares of common stock.  At the option of the holder, the LG Notes are convertible into shares of our common stock at a conversion price equal to 40% of the lowest closing bid price of our common stock for the 15 prior trading days, subject to reduction to 30% if there is “DTC chill” placed on our shares of common stock. The second LG Note may not be converted until the LG Payment Note is fully paid.

If we fail to repay the LG Notes when due, or if other events of default thereunder apply, a default interest rate of 16% per annum will apply. In addition, if we fail to issue unrestricted stock to LG within three business days of receipt of a notice of conversion, we must pay LG a $250 per day penalty that increases to $500 per day beginning on the 10 day; provided, however, that once each LG Note is cash funded, the penalty will be an increase in the principal due under the note by 20%. If the notes are not paid at maturity, the outstanding principal due under the note increases by 10%.  In certain instances we may redeem the first LG Note at 150% of the principal amount of the note plus any accrued interest. We may not prepay the second LG Note unless the first LG Note has been redeemed.

All amounts due under the first LG note become immediately due and payable by us upon the occurrence of an event of default, which includes (i) our failure to pay the amounts due at maturity, (ii) our failure to deliver shares of our common stock upon any conversion of the note, (iii) a breach of the covenants, representations or warranties under the LG Notes or the LG Agreement, (iv) the appointment of a trustee, a judgment against us in excess of $50,000 (subject to a cure period), a liquidation of our company or the filing of a bankruptcy petition, (v) a material breach or default under any other note we have issued, (vi) a change in the majority of the members of our Board of Directors, (vii) failure to remain current in our reporting obligations under the Securities Exchange Act of 1934 or if we should lose the “bid” price of our common stock in the over the counter market, or (vii) if we should fail to replenish the reserve of shares we have made with our transfer agent related to the shares issuable upon conversion of the LG Notes, as well as certain other provisions as set forth in the note.  The events of default under the second LG Note are substantially similar, but also include (i) if our common stock has a closing bid price of less than $0.01 for at least five consecutive trading days, and (ii) if the aggregate dollar trading volume of our common stock is less than $50,000 in any five consecutive trading days.

As a result of the terms of the LG Agreement, the second LG Note and the LG Payment Note, there are no assurances we will receive the additional $105,000 proceeds from the second LG Note.  At the time the LG Payment Note is paid, however, we will pay LG’s counsel an additional $5,000 in legal fees.

The descriptions of the LG Agreement, the first LG Note, the second LG Note, and the LG Payment Note are qualified in their entirety by reference to the full text of the documents, copies of which are filed as Exhibits 4.13, 4.14, 4.15 and 10.27 hereto.

Item 9.01	Financial Statements and Exhibits.

Exhibit No.	Description

4.13	8% convertible redeemable promissory note to LG Capital Funding, LLC in the principal amount of $105,000 due July 8, 2015 (the first LG Note).

4.14	8% convertible redeemable promissory note to LG Capital Funding, LLC in the principal amount of $105,000 due July 8, 2015 (the second LG Note).

4.15	Collateralized secured promissory note from LG Capital Funding, LLC to AnythingIT, Inc. in the principal amount of $105,000 due March 8, 2015

10.27	Securities Purchase Agreement dated July 8, 2014 by and between AnythingIT, Inc. and LG Capital Funding, LLC

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ANYTHINGIT INC.

Date: July 17, 2014	By:	/s/ David Bernstein
David Bernstein, Chief Executive Officer

Index to Exhibits

Exhibit No.	Description

4.13	8% convertible redeemable promissory note to LG Capital Funding, LLC in the principal amount of $105,000 due July 8, 2015 (the first LG Note).

4.14	8% convertible redeemable promissory note to LG Capital Funding, LLC in the principal amount of $105,000 due July 8, 2015 (the second LG Note).

4.15	Collateralized secured promissory note from LG Capital Funding, LLC to AnythingIT, Inc. in the principal amount of $105,000 due March 8, 2015

10.27	Securities Purchase Agreement dated July 8, 2014 by and between AnythingIT, Inc. and LG Capital Funding, LLC